Exhibit 99.1

Ormat Technologies Contact: Smadar Lavi VP Head of IR and ESG Planning & Reporting 775-356-9029 (ext. 65726) slavi@ormat.com	Investor Relations Agency Contact: Joseph Caminiti or Josh Carroll Alpha IR Group 312-445-2870 ORA@alpha-ir.com

ORMAT TECHNOLOGIES REPORTS FOURTH QUARTER AND YEAR-END 2023 FINANCIAL RESULTS

DELIVERED A 77.8% INCREASE IN ANNUAL DILUTED EPS AND A 25.0% INCREASE IN ANNUAL ADJUSTED DILUTED EPS COMPARED TO PRIOR YEAR

COMPANY ON TRACK TO MEET 2026 GENERATING CAPACITY GOALS OF 2.1 TO 2.3 GW

HIGHLIGHTS

●	TOTAL REVENUES FOR THE FOURTH QUARTER INCREASED BY 17.4% YEAR-OVER-YEAR DRIVEN BY GROWTH IN BOTH THE ELECTRICITY AND PRODUCT SEGMENTS

●	OPERATING INCOME INCREASED BY 70.8% FOR THE FOURTH QUARTER AND 9.0% FOR THE FULL YEAR COMPARED TO 2022

●	ORMAT ANNOUNCES FULL YEAR 2024 ADJUSTED EBITDA OUTLOOK OF $515 TO $545 MILLION, WITH ADDITIONAL $40 MILLION EXPECTED THROUGH REDUCED TAX EXPENSE AS A RESULT OF ITC BENEFITS

RENO, Nev. February 21, 2024, Ormat Technologies, Inc. (NYSE: ORA) (the “Company,” “Ormat,” “we” or “us”), a leading renewable energy company, today announced financial results for the fourth quarter and full year ended December 31, 2023.

KEY FINANCIAL RESULTS

(Dollars in millions, except per share)	Q4 2023	Q4 2022	Change (%)		FY 2023	FY 2022	Change (%)
GAAP Measures
Revenues
Electricity	183.9	165.2	11.3%		666.8	631.7	5.5%
Product	50.4	32.2	56.7%		133.8	71.4	87.3%
Energy Storage & Management Services	7.0	8.1	(14.0)%		28.9	31.0	(6.8)%
Total Revenues	241.3	205.5	17.4%		829.4	734.1	13.0%

Gross margin (%)
Electricity	39.5%	43.5%			36.6%	39.8%
Product	12.6%	22.8%			13.4%	15.3%
Energy Storage & Management Services	(8.9)%	11.7%			6.4%	21.0%
Gross margin (%)	32.5%	39.0%			31.8%	36.6%

Operating income	51.6	30.2	70.8%		166.6	152.8	9.0%
Net income attributable to the Company’s stockholders	35.7	18.0	98.0%		124.4	65.8	88.9%
Diluted EPS ($)	0.59	0.32	84.4%		2.08	1.17	77.8%

Non-GAAP Measures[1]
Adjusted Net income attributable to the Company’s stockholders	40.5	41.2	(1.7	) %	121.9	92.2	32.2%
Adjusted Diluted EPS ($)	0.67	0.73	(8.2	) %	2.05	1.63	25.0%
Adjusted EBITDA[1]	139.0	124.7	11.5%		481.7	435.5	10.6%

“I am pleased to report that Ormat delivered another quarter of solid results, marking a strong conclusion to a successful year in 2023.” said Doron Blachar, Chief Executive Officer of Ormat. “Our core Electricity segment achieved record quarterly revenues of $183.9 million, while robust growth of 56.7% in our Product segment boosted Adjusted EBITDA, driving growth of 11.5% compared to the same period last year, establishing positive momentum as we enter 2024.

Our annual net income attributable to the Company’s stockholders increased by 88.9% and our annual Adjusted EBITDA results increased by 10.6%. These strong results were the result of our successful operation of new projects launched in 2022, which contributed to 2023 results, and the commercial operation of our geothermal, solar PV and energy storage portfolio throughout the year, supplemented by the successful recovery of operations at our Heber 1 geothermal power plant that went online in May 2023.

The escalating demand for sustainable electricity continues to support Ormat's multi-year growth trajectory. From the beginning of 2023 and to this point in 2024 we have added 239MW of new capacity through development and acquisition, of which 157MW was added to the Electricity segment, including 100MW of geothermal and solar PV assets acquired in January 2024, and 82MW from five new storage facilities in our Storage segment. This growth helps further advance our efforts towards meeting our 2026 capacity expansion targets, which we believe should help to increase our EBITDA and earnings generation in 2024 and beyond.

Doron Blachar, continued, “Looking forward, we are on track with our capacity expansions in both the Electricity and the Storage segments, with the potential to reach capacity of between 2.1 GW to 2.3 GW by the end of 2026. We anticipate an increase of 7% and 10% in total revenues and Adjusted EBITDA, respectively, for 2024. Our commitment to strategic execution combined with our investment in high-quality geothermal and energy storage assets positions Ormat for continued growth, while also contributing to the global push to reduce greenhouse gas emissions. We remain firm in our dedication to delivering value to our shareholders and advancing sustainable communities and economies in the regions in which we operate.”

FINANCIAL AND RECENT BUSINESS HIGHLIGHTS

•

Net income attributable to the Company’s stockholders for the fourth quarter and for the year 2023 was $35.7 million and $124.4 million, respectively, an increase of 98.0% and 88.9%, respectively, compared to last year. Diluted EPS for the fourth quarter and for the year 2023 were $0.59 and $2.08 per share, respectively, an increase of 84.4% and 77.8%, respectively, compared to last year.

[1] Reconciliation is set forth below in this release.

•

Adjusted net income attributable to the Company's stockholders and diluted adjusted EPS for the fourth quarter decreased 1.7% and 8.2% compared to last year due to higher tax rates during Q4 2023 compared to income tax benefits for the same period last year, in addition to the fact that Electricity Segment gross margin and adjusted EBITDA in the fourth quarter of 2022 included $6.4 million of business interruption income related to Heber 1.

•	Adjusted net income attributable to the Company's stockholders and diluted adjusted EPS for the full year 2023 increased 32.2% and 25.0% compared to the previous year.

•

Adjusted EBITDA for the fourth quarter and for the year 2023 were $139.0 million, and $481.7 million, respectively, an increase of 11.5% and 10.6%, respectively, compared to 2022. Adjusted EBITDA in the quarter increased mainly due to the recovery of the Heber complex and Puna power plant, the contribution from the new North Valley power plant and the new PTCs associated with our new geothermal assets.

•

Electricity segment revenues increased 11.3% for the fourth quarter and 5.5% for the year compared to 2022, supported in the quarter by contributions from new projects added early in 2023, as well as improved generation at the Heber and Puna power plants.

•	Product segment revenues increased 56.7% for the fourth quarter and 87.3% for the year compared to 2022, supported by higher backlog and the timing of revenue recognition.

•	Product segment backlog stands at $152.0 million as of February 21, 2024.

•	Energy Storage segment revenues decreased 14.0% for the fourth quarter and 6.8% for the year compared to 2022, driven mainly by lower merchant rates at PJM and CAISO.

IN ADDITION:

•

Received Hawai‘i Public Utilities Commission’s approval of the Power Purchase Agreement (PPA) between Puna Geothermal Venture (PGV) and Hawaiian Electric. The approval follows PGV’s completion and submission of its final environmental impact statement for operations in Puna, Hawai’i.

•

Completed the acquisition of contracted operating geothermal and solar assets from Enel Green Power North America, helping advance Ormat’s Electricity segment growth plans and further strengthening the Company’s presence in the U.S. renewable energy sector.

•	Signed a 25-year power purchase agreement with Dominica Electricity Services Ltd. (DOMLEC) for the development of a 10MW binary geothermal power plant in the Caribbean country of Dominica.

•	Secured a 15-year Energy Storage service agreement with San Diego Community Power (SDCP) for the 20MW/40MWh Pomona 2 Energy Storage System (BESS) located in Los Angeles County, California.

2024 GUIDANCE

•	Total revenues of between $860 million and $910 million.

•	Electricity segment revenues between $710 million and $730 million.

•	Product segment revenues of between $115 million and $135 million.

•	Energy Storage revenues of between $35 million and $45 million.

•	Adjusted EBITDA to be between $515 million and $545 million.

◦	Adjusted EBITDA attributable to minority interest of approximately $18 million.

The Company provides a reconciliation of Adjusted EBITDA, a non-GAAP financial measure for the quarter and year ended December 31, 2023. However, the Company does not provide guidance on net income and is unable to provide a reconciliation for its Adjusted EBITDA guidance range to net income without unreasonable efforts due to high variability and complexity with respect to estimating certain forward-looking amounts. These include impairments and disposition and acquisition of business interests, income tax expense, and other non-cash expenses and adjusting items that are excluded from the calculation of Adjusted EBITDA.

DIVIDEND

On February 21, 2024, the Company’s Board of Directors declared, approved, and authorized payment of a quarterly dividend of $0.12 per share pursuant to the Company’s dividend policy. The dividend will be paid on March 20, 2024, to stockholders of record as of the close of business on March 6, 2024. In addition, the Company expects to pay a quarterly dividend of $0.12 per share in each of the next three quarters.

CONFERENCE CALL DETAILS

Ormat will host a conference call to discuss its financial results and other matters discussed in this press release on Thursday, February 22, 2024, at 10:00 a.m. ET.

Participants within the United States and Canada, please dial 1-888-770-2286, approximately 15 minutes prior to the scheduled start of the call. If you are calling outside of the United States and Canada, please dial +1-646-960-0440. Access code for the call is 9122486. Please request the “Ormat Technologies, Inc. call” when prompted by the conference call operator. The conference call will also be accompanied by a webcast live on the Investor Relations section of the Company's website.

A replay will be available one hour after the end of the conference call. To access the replay within the United States and Canada, please dial 1-800-770-2030. From outside of the United States and Canada, please dial +1-647-362-9199. Please use the replay access code 9122486. The webcast will also be archived on the Investor Relations section of the Company's website.

ABOUT ORMAT TECHNOLOGIES

With over five decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company engaged in geothermal and recovered energy generation (“REG”), with robust plans to accelerate long-term growth in the energy storage market and to establish a leading position in the U.S. energy storage market. The Company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter – a power generation unit that converts low-, medium- and high-temperature heat into electricity. The Company has engineered, manufactured and constructed power plants, which it currently owns or has installed for utilities and developers worldwide, totaling approximately 3,200 MW of gross capacity. Ormat leveraged its core capabilities in the geothermal and REG industries and its global presence to expand the Company’s activity into energy storage services, solar Photovoltaic (PV) and energy storage plus Solar PV. Ormat’s current total generating portfolio is 1,385 MW with a 1,215 MW geothermal and solar generation portfolio that is spread globally in the U.S., Kenya, Guatemala, Indonesia, Honduras, and Guadeloupe, and a 170 MW energy storage portfolio that is located in the U.S.

ORMAT’S SAFE HARBOR STATEMENT

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future, including such matters as our projections of annual revenues, expenses and debt service coverage with respect to our debt securities, future capital expenditures, business strategy, competitive strengths, goals, development or operation of generation assets, market and industry developments and the growth of our business and operations, are forward-looking statements. When used in this press release, the words “may”, “will”, “could”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “projects”, “potential”, or “contemplate” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements, although not all forward-looking statements contain such words or expressions. These forward-looking statements generally relate to Ormat's plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Although we believe that our plans and objectives reflected in or suggested by these forward-looking statements are reasonable, we may not achieve these plans or objectives. Actual future results may differ materially from those projected as a result of certain risks and uncertainties and other risks described under "Risk Factors" as described in Ormat’s annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 24, 2023, and in Ormat’s subsequent quarterly reports on Form 10-Q that are filed from time to time with the SEC.

These forward-looking statements are made only as of the date hereof, and, except as legally required, we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Condensed Consolidated Statement of Operations

For the Three-and Twelve-Month periods Ended December 31, 2023, and 2022

	Three Months Ended December 31,		Twelve Months Ended December 31
	2023	2022	2023	2022
	(Dollars in thousands, except per share data)
Revenues:
Electricity	183,921	165,187	666,767	631,727
Product	50,432	32,177	133,763	71,414
Energy storage	6,987	8,122	28,894	31,018
Total revenues	241,340	205,486	829,424	734,159
Cost of revenues:
Electricity	111,201	93,270	422,549	380,361
Product	44,073	24,835	115,802	60,479
Energy storage	7,610	7,171	27,055	24,495
Total cost of revenues	162,884	125,276	565,406	465,335
Gross profit	78,456	80,210	264,018	268,824
Operating expenses:
Research and development expenses	2,452	1,388	7,215	5,078
Selling and marketing expenses	4,307	3,783	18,306	16,193
General and administrative expenses	18,654	14,119	68,179	61,274
Impairment charge	—	30,695	—	32,648
Write-off of unsuccessful exploration activities	1,415	—	3,733	828
Operating income	51,628	30,224	166,585	152,803
Other income (expense):
Interest income	2,363	1,237	11,983	3,417
Interest expense, net	(25,803)	(23,841)	(98,881)	(87,743)
Derivatives and foreign currency transaction gains (losses)	712	(2,013)	(3,278)	(6,044)
Income attributable to sale of tax benefits	18,676	7,540	61,157	33,885
Other non-operating income (expense), net	1,272	(197)	1,519	(709)
Income from operations before income tax and equity in earnings (losses) of investees	48,848	12,950	139,085	95,609
Income tax (provision) benefit	(8,188)	8,778	(5,983)	(14,742)
Equity in earnings (losses) of investees, net	(1,827)	(1,498)	35	(3,072)
Net income	38,833	20,230	133,137	77,795
Net income attributable to noncontrolling interest	(3,107)	(2,190)	(8,738)	(11,954)
Net income attributable to the Company's stockholders	35,726	18,040	124,399	65,841
Earnings per share attributable to the Company's stockholders:
Basic:	0.59	0.32	2.09	1.17
Diluted:	0.59	0.32	2.08	1.17
Weighted average number of shares used in computation of earnings per share attributable to the Company's stockholders:
Basic	60,367	56,077	59,424	56,063
Diluted	60,505	56,501	59,762	56,503

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Condensed Consolidated Balance Sheet

For the Periods Ended December 31, 2023, and 2022

	December 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	195,808	95,872
Marketable securities at fair value	—	—
Restricted cash and cash equivalents	91,962	130,804
Receivables:
Trade	208,704	128,818
Other	44,530	32,415
Inventories	45,037	22,832
Costs and estimated earnings in excess of billings on uncompleted contracts	18,367	16,405
Prepaid expenses and other	41,595	29,571
Total current assets	646,003	456,717
Investment in unconsolidated companies	125,439	115,693
Deposits and other	44,631	39,762
Deferred income taxes	152,570	161,365
Property, plant and equipment, net	2,998,949	2,493,457
Construction-in-process	814,967	893,198
Operating leases right of use	24,057	23,411
Finance leases right of use	3,510	3,806
Intangible assets, net	307,609	333,845
Goodwill	90,544	90,325
Total assets	5,208,279	4,611,579

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	214,518	149,423
Short term revolving credit lines with banks (full recourse)	20,000	—
Commercial paper	99,971	—
Billings in excess of costs and estimated earnings on uncompleted contracts	18,669	8,785
Current portion of long-term debt:
Limited and non-recourse (primarily related to VIEs):	57,207	64,044
Full recourse	116,864	101,460
Financing Liability	5,141	16,270
Operating lease liabilities	3,329	2,347
Finance lease liabilities	1,313	1,581
Total current liabilities	537,012	343,910
Long-term debt, net of current portion:
Limited and non-recourse:	447,389	521,885
Full recourse:	698,187	676,512
Convertible senior notes	423,104	420,805
Financing liability	220,619	225,759
Operating lease liabilities	19,790	19,788
Finance lease liabilities	2,238	2,262
Liability associated with sale of tax benefits	184,612	166,259
Deferred income taxes	66,748	83,465
Liability for unrecognized tax benefits	8,673	6,559
Liabilities for severance pay	11,844	12,833
Asset retirement obligation	114,370	97,660
Other long-term liabilities	22,107	3,317
Total liabilities	2,756,693	2,581,014

Commitments and contingencies
Redeemable noncontrolling interest	10,599	9,590

Equity:
The Company's stockholders' equity:
Common stock	60	56
Additional paid-in capital	1,614,769	1,259,072
Treasury stock, at cost	(17,964)	-17,964
Retained earnings	719,894	623,907
Accumulated other comprehensive income (loss)	(1,332)	2,500
Total stockholders' equity attributable to Company's stockholders	2,315,427	1,867,571
Noncontrolling interest	125,560	153,404
Total equity	2,440,987	2,020,975
Total liabilities, redeemable noncontrolling interest and equity	5,208,279	4,611,579

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Reconciliation of EBITDA and Adjusted EBITDA

For the three and twelve month period ended December 31, 2023 and 2022

We calculate EBITDA as net income before interest, taxes, depreciation, amortization and accretion. We calculate Adjusted EBITDA as net income before interest, taxes, depreciation, amortization and accretion, adjusted for (i) mark-to-market gains or losses from accounting for derivatives; (ii) stock-based compensation; (iii) merger and acquisition transaction costs; (iv) gain or loss from extinguishment of liabilities; (v) cost related to a settlement agreement; (vi) non-cash impairment charges; (vii) write-off of unsuccessful exploration activities; and (viii) other unusual or non-recurring items. We adjust for these factors as they may be non-cash, unusual in nature and/or are not factors used by management for evaluating operating performance. We believe that presentation of these measures will enhance an investor’s ability to evaluate our financial and operating performance. EBITDA and Adjusted EBITDA are not measurements of financial performance or liquidity under accounting principles generally accepted in the United States, or U.S. GAAP, and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with U.S. GAAP. Our Board of Directors and senior management use EBITDA and Adjusted EBITDA to evaluate our financial performance. However, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do.

Starting in the fourth quarter of 2022, we include accretion expenses related to asset retirement obligation in the adjustments to net income when calculating EBITDA and adjusted EBITDA. The presentation of EBITDA and adjusted EBITDA includes accretion expenses for the three and twelve months ended December 31, 2023; however, the prior year has not been recast to include accretion expenses as the amounts were immaterial.

The following table reconciles net income to EBITDA and Adjusted EBITDA for the three- and twelve-month period ended December 31, 2023 and 2022:

	Three Months Ended December 31,		Year ended December 31,
	2023	2022	2023	2022
	(Dollars in thousands)		(Dollars in thousands)
Net income	38,833	20,230	133,137	77,795
Adjusted for:
Interest expense, net (including amortization of deferred financing costs)	23,440	22,604	86,898	84,326
Income tax provision (benefit)	8,188	(8,778)	5,983	14,742
Adjustment to investment in an unconsolidated company: our proportionate share in interest expense, tax and depreciation and amortization in Sarulla	5,243	3,758	16,069	13,199
Depreciation and amortization	59,331	55,637	221,415	198,603
EBITDA	135,035	93,451	463,502	388,665
Mark-to-market on derivative instruments	(2,490)	(1,064)	(2,206)	1,613
Stock-based compensation	4,243	3,017	15,478	11,646
Make-whole premium related to long-term debt prepayment	—	—	—	1,102
Reversal of a contingent liability related to a business combination transaction	—	(1,829)	—	(1,829)
Impairment of long-lived assets	—	30,693	—	32,648
Reversal of a contingent liability related to a business combination transaction	—	—	—	115
Merger and acquisition transaction costs	816	427	1,234	675
Write-off of unsuccessful exploration activities	1,415	—	3,733	828
Adjusted EBITDA	139,019	124,695	481,741	435,463

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Reconciliation of Adjusted Net Income attributable to the Company's stockholders and Adjusted EPS

For the Three and twelve-month periods ended December 31, 2023, and 2022

Adjusted Net Income attributable to the Company's stockholders and Adjusted EPS are adjusted for one-time expense items that are not representative of our ongoing business and operations. The use of Adjusted Net income attributable to the Company's stockholders and Adjusted EPS is intended to enhance the usefulness of our financial information by providing measures to assess the overall performance of our ongoing business.

The following tables reconcile Net income attributable to the Company's stockholders and Adjusted EPS for the three and twelve-month periods ended December 31, 2023 and 2022.

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022

GAAP Net income attributable to the Company's stockholders	35.7	18.0	124.4	65.8
Impact of changes in the Finance Law in Kenya	2.0	—	(7.4)	—
Impairment of long-lived assets	—	24.3	—	25.8
Tax asset write-off in Sarulla, our unconsolidated company	1.0	—	1.0	—
Write-off of unsuccessful exploration activities	1.1	—	2.9	0.7
M&A costs	0.6	0.3	1.0	0.5
Reversal of earn-out	—	(1.4)	—	(1.4)
Make-whole premium related to repayment of long-term debt	—	—	—	0.8
Adjusted Net income attributable to the Company's stockholders	40.5	41.2	121.9	92.2
GAAP diluted EPS	0.59	0.32	2.08	1.17
Impact of changes in the Finance Law in Kenya	0.03	—	(0.12)	—
Impairment of long-lived assets	—	0.43	—	0.46
Tax asset write-off in Sarulla, our unconsolidated company	0.02	—	0.02	—
Write-off of unsuccessful exploration activities	0.02	—	0.05	0.01
M&A costs	0.01	0.01	0.02	0.01
Reversal of earn-out	—	(0.03)	—	(0.03)
Make-whole premium related to repayment of long-term debt	—	—	—	0.01
Diluted Adjusted EPS ($)	0.67	0.73	2.05	1.63